Signature Page

The following form of signature shall follow items 79, 85, 88, 104, 110 or 132 as appropriate.

This report is signed on behalf of the registrant (or depositor or trustee).

City of: Jersey City	    State of: New Jersey
Date:    August 12, 2016


Name of Registrant, Depositor, or Trustee:


By:	/s/ John F. Wilson	Witness:
/s/ Matthew P. Haynes
	John F. Wilson    	 	Matthew P. Haynes
	Assistant Treasurer 			Legal Assistant
	Private Advisors Alternative Strategies
New York Life Investment Management LLC
	Master Fund




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